Exhibit 1A-12

1810 Chapel Avenue West Cherry Hill, NJ 08002 (856) 661-1900 Fax: (856) 661-1919 www.flastergreenberg.com Markley S. Roderick, Esq. mark.roderick@flastergreenberg.com (856) 661-2265

__________________, 2018

Money With Meaning Fund, LLC 213 S. Dillard Street, Suite 150-E Winter Garden, Florida 34787

Ladies and Gentlemen:

We have acted as counsel to Money With Meaning Fund, LLC, a Delaware limited liability company (the “Company”), in connection with the Offering Statement on Form 1-A (the “Offering Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation A thereunder. The Offering Statement relates to the issuance and sale by the Company of up to $15,000,000 of limited liability company interests designated as “Class A Investor Shares” of the Company (the “Shares”).

We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion set forth herein. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when the Shares have been duly issued and delivered against payment therefore in accordance with the terms of the Purchase and Investment Agreement, the Shares will be validly issued, and purchasers of the Shares will have no obligation to make payments to the Company or its creditors (other than the purchase price for the Shares) or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Shares.

We do not express any opinion herein concerning any law other than Delaware Limited Liability Company Act as in effect on the date of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 1A-12 to the Offering Circular included in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FLASTER/GREENBERG P.C.

By:
Markley S. Roderick